Exhibit 99.1

NV5 ANNOUNCES RECORD FIRST QUARTER FINANCIAL RESULTS

Hollywood, FL – May 5, 2016 – NV5 Global, Inc. (Nasdaq: NVEE) (“NV5” or the “Company”), a provider of professional and technical engineering and consulting solutions, today reported financial results for the first quarter ended March 31, 2016.

First Quarter 2016 Financial Highlights

●	Total Revenues for the quarter increased 56% year-over-year to $45.9 million and Gross Revenues – GAAP for the quarter increased 54% year-over-year to $44.9 million
●	Net Revenues for the quarter increased 67% year-over-year to $38.1 million
●	Organic net revenue growth for the first quarter of 2016 was 8%
●	EBITDA for the quarter was $4.6 million or 12% of Net Revenues up from $2.4 million or 11% of Net Revenues for the first quarter of 2015
●	Gross Profit for the quarter was 51% compared to 44% for the first quarter of 2015
●	Net income for the quarter increased 89% to $2.1 million from $1.1 million for the first quarter of 2015
●	Adjusted EPS for the quarter increased 39% to $0.32 per diluted share compared to $0.23 per diluted share in the first quarter of 2015
●	GAAP EPS for the quarter increased 39% to $0.25 per diluted share over 8.1 million shares compared to $0.18 per diluted share over 6.0 million shares in the first quarter of 2015
●

Reiterates Full-Year 2016 Revenue Guidance of $220 million to $230 million, Adjusted EPS Guidance of $1.67 per diluted share to $1.81 per diluted share, and GAAP EPS Guidance of $1.40 per diluted share to $1.54 per diluted share

●	Backlog increased 12% to $174.4 million as of March 31, 2016, compared to $155.3 million as of December 31, 2015

“Q1 2016 was a very successful quarter for NV5,” said Dickerson Wright, PE, Chairman and CEO of NV5. “We grew our gross profit by 16% from 44% to 51%. We are very encouraged by this result because the winter quarter is usually the slowest in our industry.”

Total Revenues for the first quarter of 2016 were $45.9 million, a 56% increase from the first quarter of 2015. Total Revenues includes intercompany revenues where the Company performed the services in lieu of using a third-party sub-consultant. Gross Revenues - GAAP for the first quarter of 2016 were $44.9 million, a 54% increase from the first quarter of 2015. Net Revenue for the first quarter of 2016 was $38.1 million, an increase of 67% from the first quarter of 2015.

Gross Profit for the first quarter 2016 was 51% compared to 44% for the first quarter of 2015, which is the result of increased use of our billable professional employees and reduced use of sub-consultants to perform services. Pass-through costs, in which there is very little markup, decreased to 15% of revenues in the first quarter of 2016 compared to 22% of revenues in the first quarter of 2015.

EBITDA for the first quarter of 2016 was $4.6 million or 12% of Net Revenues, an increase of 89% up from $2.4 million or 11% of Net Revenues for the first quarter of last year.

Adjusted EPS for the first quarter of 2016 was $0.32 per diluted share vs. $0.23 per diluted share in the first quarter of 2015. Net income for the first quarter of 2016 was $2.1 million, or $0.25 per diluted share, up from net income of $1.1 million, or $0.18 per diluted share in the first quarter of 2015.

GAAP EPS and Adjusted EPS reflect weighted-average shares outstanding of 8,108,920 for the first quarter of 2016, compared to weighted-average shares outstanding of 6,032,062 for the first quarter of 2015.

At March 31, 2016, our cash and cash equivalents were $10.3 million compared to $23.5 million as of December 31, 2015. The decrease in cash was due to $14 million in cash used for the Sebesta acquisition in February 2016. During the first quarter of 2016, we generated $2 million from operating activities.

At March 31, 2016, the Company reported backlog of $174.4 million, an increase of 12% from $155.3 million as of December 31, 2015.

2016 Outlook

The Company is reiterating its guidance for full-year 2016 Total Revenues, including the impact of acquisitions closed through March 31, 2016, ranges from $220 million to $230 million, which represents an increase of 41% to 48% from 2015 Total Revenues of $155.9 million. The Company expects that full-year 2016 Adjusted EPS will range from $1.67 per diluted share to $1.81 per diluted share. Furthermore, the Company expects that full-year 2016 GAAP EPS will range from $1.40 per diluted share to $1.54 per diluted share. This guidance for Total Revenues, GAAP EPS and Adjusted EPS excludes anticipated acquisitions for the remainder of 2016.

Use of Non-GAAP Financial Measures

Total Revenues and Net Revenues is not a measure of financial performance under U.S. generally accepted accounting principles (“GAAP”). Gross Revenues – GAAP include sub-consultant costs and other direct costs which are generally pass-through costs. Furthermore, Gross Revenues – GAAP eliminates intercompany revenues where the Company performed the service in lieu of using a third-party sub-consultant. Therefore, the Company believes that Total Revenues and Net Revenues, which are non-GAAP financial measures commonly used in our industry, provides a meaningful perspective on its business results. A reconciliation of gross revenues as reported in accordance with GAAP to Total Revenues and Net Revenues is provided at the end of this news release.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is not a measure of financial performance under GAAP. Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of NV5’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes, capital expenditures and debt service. A reconciliation of net income as reported in accordance with GAAP to EBITDA is provided at the end of this news release.

Adjusted earnings per diluted share data (“Adjusted EPS”) is not a measure of financial performance under GAAP. Adjusted EPS reflects adjustments to reported diluted earnings per share (“GAAP EPS”) data to eliminate amortization expense of intangible assets from acquisitions. As the Company continues its acquisition strategy, the growth in Adjusted EPS will likely increase at a greater rate than GAAP EPS as reported in accordance with GAAP. A reconciliation of GAAP EPS as reported in accordance with GAAP to Adjusted EPS provided at the end of this news release.

NV5’s definition of Total Revenues, Net Revenues, EBITDA and Adjusted EPS may differ from other companies reporting similarly named measures. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenues, net income and diluted earnings per share

Conference Call

NV5 will host a conference call to discuss its first quarter 2016 financial results at 4:30 p.m. (Eastern Time) on May 5, 2016.

Date:	Thursday, May 5, 2016
Time:+	4:30 p.m. Eastern
Toll-free dial-in number:	+1 877-311-4180
International dial-in number:	+1 616-548-5594
Conference ID:	95499639
Webcast:	http://ir.nv5.com

Please dial-in at least 5-10 minutes prior to the start time in order for the operator to log your name and connect you to the conference.

A replay of the conference call will be available approximately one hour following the conclusion of the call through May 12, 2016. To access the replay via telephone, please dial:

Toll-free replay number:	+1 855-859-2056
International replay number:	+1 404-537-3406
Replay PIN number:	95499639

The conference call will also be webcast live and available for replay via the investors section of the NV5 website, www.NV5.com.

About NV5
NV5 Global, Inc. (NASDAQ: NVEE) is a provider of professional and technical engineering and consulting solutions to public and private sector clients in the infrastructure, energy, construction, real estate and environmental markets. NV5 primarily focuses on five business verticals: construction quality assurance, infrastructure, engineering and support services, energy, program management, and environmental solutions. The Company operates 53 offices in 21 states nationwide, and is headquartered in Hollywood, Florida. For additional information, please visit the Company’s website at www.NV5.com. Also visit the Company on Twitter, LinkedIn, Facebook, and Vimeo.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. The Company cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained in this news release and on the conference call. Such factors include: (a) changes in demand from the local and state government and private clients that we serve; (b) general economic conditions, nationally and globally, and their effect on the market for our services; (c) competitive pressures and trends in our industry and our ability to successfully compete with our competitors; (d) changes in laws, regulations, or policies; and (e) the “Risk Factors” set forth in the Company’s most recent SEC filings. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements, except as required by law.

Contact
NV5 Global, Inc.
Lauren Wright, PhD

Director of Investor Relations
Tel: +1-408-392-7233
Email: ir@nv5.com

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$10,333	$23,476
Accounts receivable, net of allowance for doubtful accounts of $1,865 and $1,536 as of March 31, 2016 and December 31, 2015, respectively	52,208	47,747
Prepaid expenses and other current assets	1,724	1,092
Deferred income tax assets	1,440	1,440
Total current assets	65,705	73,755
Property and equipment, net	3,962	3,091
Intangible assets, net	15,568	12,367
Goodwill	27,693	21,679
Other assets	1,027	877
Total Assets	$113,955	$111,769

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$6,401	$6,658
Accrued liabilities	9,851	9,564
Income taxes payable	1,247	813
Billings in excess of costs and estimated earnings on uncompleted contracts	477	293
Client deposits	109	110
Current portion of contingent consideration	370	458
Current portion of notes payable	4,126	4,347
Total current liabilities	22,581	22,243
Contingent consideration, less current portion	451	821
Notes payable, less current portion	4,853	6,360
Deferred income tax liabilities	1,582	1,582
Total liabilities	29,467	31,006

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $0.01 par value; 45,000,000 shares authorized, 8,284,695 and 8,124,627 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively	83	81
Additional paid-in capital	63,928	62,260
Retained earnings	20,477	18,422
Total stockholders’ equity	84,488	80,763
Total liabilities and stockholders’ equity	$113,955	$111,769

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF NET INCOME

(in thousands, except share data)

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Gross revenues	$44,905	$29,153

Direct costs:
Salaries and wages	15,254	9,909
Sub-consultant services	4,583	4,073
Other direct costs	2,244	2,286
Total direct costs	22,081	16,268

Gross Profit	22,824	12,885

Operating Expenses:
Salaries and wages, payroll taxes and benefits	12,441	7,105
General and administrative	4,098	2,503
Facilities and facilities related	1,721	857
Depreciation and amortization	1,242	638
Total operating expenses	19,502	11,103

Income from operations	3,322	1,782

Other expense:
Interest expense	(69)	(68)
Total other expense	(69)	(68)

Income before income tax expense	3,253	1,714
Income tax expense	(1,198)	(629)
Net income	$2,055	$1,085

Earnings per share:
Basic	$0.27	$0.20
Diluted	$0.25	$0.18

Weighted average common shares outstanding:
Basic	7,731,025	5,522,743
Diluted	8,108,920	6,032,062

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015
Cash Flows From Operating Activities:
Net income	$2,055	$1,085
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,242	638
Provision for doubtful accounts	188	90
Stock compensation	499	278
Change in fair value of contingent consideration	-	4
Loss on disposal of leasehold improvements	2	-
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable	764	(1,666)
Prepaid expenses and other assets	(415)	25
Accounts payable	(1,823)	323
Accrued liabilities	(1,113)	1,773
Income taxes payable	434	(595)
Billings in excess of costs and estimated earnings on uncompleted contracts	183	(58)
Client deposits	12	36
Net cash provided by operating activities	2,028	1,933

Cash Flows From Investing Activities:
Cash paid for acquisitions	(14,000)	(1,750)
Purchase of property and equipment	(152)	(227)
Net cash used in investing activities	(14,152)	(1,977)

Cash Flows From Financing Activities:
Exercise of warrants costs	-	(216)
Payments on notes payable	(1,731)	(1,598)
Payments of contingent consideration	(296)	(233)
Payments on stock repurchase obligation	-	(135)
Proceeds from exercise of unit warrant	1,008	3,186
Net cash (used in) provided by financing activities	(1,019)	1,004

Net increase (decrease) in Cash and Cash Equivalents	(13,143)	960
Cash and cash equivalents – beginning of period	23,476	6,872
Cash and cash equivalents – end of period	$10,333	$7,832

NV5 GLOBAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(in thousands)

	Three Months Ended
	March 31, 2016	March 31, 2015
Supplemental disclosures of cash flow information:
Cash paid for interest	$75	$122
Cash paid for income taxes	$763	$1,224

Non-cash investing and financing activities:
Contingent consideration (earn-out)	$-	$900
Notes and stock payable for acquisitions	$-	$1,250
Stock issuance for acquisitions	$-	$900
Payment of contingent consideration with common stock	$163	$100

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO TOTAL REVENUES

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Gross Revenues - GAAP	$44,905	$29,153
Add: Intercompany revenues in lieu of sub-consultants	962	272
Total Revenues	$45,867	$29,425

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GROSS REVENUES TO NET REVENUES

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Gross Revenues - GAAP	$44,905	$29,153
Less: Sub-consultant services	(4,583)	(4,073)
Other direct costs	(2,244)	(2,286)
Net Revenues	$38,078	$22,794

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP NET INCOME TO EBITDA

(Unaudited)

(in thousands)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Net Income	$2,055	$1,085
Add: Interest expense	69	68
Income tax expense	1,198	629
Depreciation and Amortization	1,242	638
EBITDA	$4,564	$2,420

NV5 GLOBAL, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(Unaudited)

	Three Months Ended
	March 31,	March 31,
	2016	2015

Net Income - per diluted share	$0.25	$0.18

Per diluted share adjustments:
Add: Amortization expense of intangible assets	0.11	0.08
Income tax expense	(0.04)	(0.03)

Adjusted EPS	$0.32	$0.23